Exhibit 99.1

October 22, 2021

Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 612.286.3814
Media: Allison Gabrys (allison.gabrys@huntington.com), 248.961.3978

HUNTINGTON BANCSHARES INCORPORATED ANNOUNCES INCREASE TO QUARTERLY CASH DIVIDEND ON ITS COMMON STOCK AND DECLARES QUARTERLY CASH DIVIDENDS ON ITS PREFERRED STOCKS

COLUMBUS, Ohio – Huntington Bancshares Incorporated (www.huntington.com) announced that the Board of Directors declared a quarterly cash dividend on the company’s common stock (Nasdaq: HBAN) of $0.155 per common share, up $0.005, or 3%, from the prior quarter. The common stock cash dividend is payable on January 3, 2022, to shareholders of record on December 17, 2021.

“The Board is pleased to announce an increase to our common stock dividend as part of our capital allocation strategy,” said Steve Steinour, chairman, president, and CEO. “The dividend increase, coupled with our share repurchase authorization, reflects our confidence in the outlook for Huntington as well as our strong capital levels upon completion of the TCF acquisition. We remain committed to our stated capital priorities including funding organic growth, growing the dividend over time, and other uses of capital including share repurchases.”

In addition, the Board declared quarterly cash dividends on five series of its preferred stock. The Board declared a quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $7.05937324 per share (equivalent to $0.1764843 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.70% Series E Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AL8) of $1,425.00 per share (equivalent to $14.25 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.625% Series F Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AT1) of $1,406.25 per share (equivalent to $14.0625 per depositary share). The Board declared a quarterly cash dividend on its 4.450% Series G Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AV6) of $1,112.50 per share (equivalent to $11.1250 per depositary share). Finally, the Board declared a quarterly cash dividend on its 4.5% Series H Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANP) of $11.25 per share (equivalent to $0.28125 per depositary share). All five preferred stock cash dividends are payable on January 18, 2022, to their respective shareholders of record on January 1, 2022.

About Huntington

Huntington Bancshares Incorporated (Nasdaq: HBAN) is a $175 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,100 branches in 12 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.